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                                                               EXHIBIT 99.(c)(4)

[LOGO OF INTERMEDIA COMMUNICATIONS]

INTERMEDIA
COMMUNICATIONS

David C. Ruberg
President & CEO


June 4, 1997

Mr. Christopher R. McCleary
President and Chief Executive Officer
DIGEX, Incorporated
6800 Virginia Manor Road
Beltsville, Maryland 20705

Dear Chris:

This will confirm our agreement that Intermedia Communications Inc. will consent under the provisions of the agreement and plan of merger executed by our companies tonight to the grant by DIGEX of options to purchase up to two hundred thousand shares of DIGEX common stock at an exercise price of $3.00 per share to members of the DIGEX management team in amounts to be determined by mutual agreement between us prior to the consummation of the contemplated tender offer. The options to be granted will have a five year vesting schedule.

Sincerely,

/s/ David C. Ruberg

David C. Ruberg
Chairman, President & CEO


DCR/bps



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